Exhibit 99.1

American States Water Company Announces Third Quarter 2017 Results

SAN DIMAS, Calif.--(BUSINESS WIRE)--November 6, 2017--American States Water Company (NYSE: AWR) today reported basic and fully diluted earnings per share of $0.57 for the quarter ended September 30, 2017, as compared to basic and fully diluted earnings per share of $0.59 for the quarter ended September 30, 2016.

Third Quarter 2017 Results

The table below sets forth a comparison of the third quarter diluted earnings per share by business segment, as reported:

	Diluted Earnings per Share
	Three Months Ended
	9/30/2017	9/30/2016	CHANGE
Water	$0.44	$0.47	$(0.03)
Electric	0.03	0.02	0.01
Contracted services	0.10	0.10	—
Consolidated diluted earnings per share, as reported	$0.57	$0.59	$(0.02)

Water Segment:

For the three months ended September 30, 2017, diluted earnings per share from the water segment decreased by $0.03 to $0.44 per share as compared to the same period in 2016. Impacting the quarter-over-quarter comparison was a decrease in the water gross margin of $2.0 million, or $0.03 per share, that was not reflected in the results for the three months ended September 30, 2016 due to the delay by the California Public Utilities Commission (CPUC) in issuing a decision on the water general rate case for Golden State Water Company (GSWC). The water gross margin recorded through September 30, 2016 reflected GSWC’s litigated positions in the then pending water general rate case, which assumed the CPUC would adopt GSWC’s positions in their entirety. When the decision was issued in December 2016 with new rates retroactive to January 1, 2016, a cumulative downward adjustment of $5.2 million to the water gross margin was recorded in the fourth quarter of 2016 related to the first three quarters of 2016. Approximately $2.0 million of this amount would have lowered the water gross margin in the third quarter of 2016, had the CPUC decision been issued on time.

Excluding the impact of the item discussed above and surcharges implemented to recover previously incurred costs which have no impact to earnings, diluted earnings from the water segment for the quarter were unchanged as compared to the same period in 2016. There was an overall decrease in operating expenses (excluding supply costs) resulting mainly from lower maintenance costs, as well as lower legal expenses related to condemnation matters as compared to the same period in 2016. There was also CPUC-approved second year rate increases effective January 1, 2017. These increases to earnings were offset by lower water earnings due to the cessation of Ojai operations as a result of GSWC’s sale of its Ojai water system in June 2017, as well as a higher effective income tax rate as compared to the third quarter of 2016.

Electric Segment:

For the three months ended September 30, 2017, diluted earnings from the electric segment increased by $0.01 per share as compared to the same period in 2016 due primarily to a lower effective income tax rate resulting from differences between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements (primarily related to plant, rate case and compensation-related items). Flow-through adjustments increase or decrease tax expense in one period, with an offsetting decrease or increase in another period.

Contracted Services Segment:

For the three months ended September 30, 2017 and 2016, diluted earnings per share from the contracted services segment were $0.10 per share. There was an increase in management fee revenue for the third quarter of 2017 due to the successful resolution of various price adjustments and asset transfers during 2016 and 2017, and the revenue generated from Eglin Air Force Base in Florida (Eglin) since assuming the operation of its water and wastewater systems on June 15, 2017. This increase in management fee revenue was offset by lower construction activity and higher operating expenses as compared to the third quarter of 2016.

Year-to-Date 2017 Results

Basic and fully diluted earnings were $1.53 per share for the nine months ended September 30, 2017, as compared to basic and fully diluted earnings of $1.32 per share for the same period in 2016. The table below sets forth a comparison of the year-to-date diluted earnings per share by business segment, as reported:

	Diluted Earnings per Share
	Nine Months Ended
	9/30/2017	9/30/2016	CHANGE
Water	$1.17	$1.04	$0.13
Electric	0.09	0.06	0.03
Contracted services	0.26	0.20	0.06
AWR (parent)	0.01	0.02	(0.01)
Consolidated diluted earnings per share, as reported	$1.53	$1.32	$0.21

Water Segment:

For the nine months ended September 30, 2017, diluted earnings per share from the water segment increased by $0.13 to $1.17 per share as compared to the same period in 2016 due, in large part, to the recognition of a pretax gain of $8.3 million, or $0.13 per share, on the sale of GSWC's Ojai water system in June 2017. Furthermore, the following two items related to other periods impacted the comparability of the results for the nine months ended September 30, 2017 and 2016 which, when netted, negatively impacted the reported results through September 30, 2017 compared to 2016 by approximately $3.7 million, or $0.06 per share:

  A decrease in the water gross margin of $5.2 million, or $0.08 per share, was not reflected in the results for the nine months ended September 30, 2016 due to the delay by the CPUC in issuing a decision on the water general rate case. When the decision was issued in December 2016 with new rates retroactive to January 1, 2016, a cumulative downward adjustment of $5.2 million was recorded to the water gross margin in the fourth quarter of 2016, which related to the first three quarters of 2016.

  In February 2017, the CPUC approved recovery of incremental costs related to California's drought state of emergency, which were previously expensed. As a result of this approval, during the nine months ended September 30, 2017 GSWC recorded a regulatory asset and a corresponding increase to pretax earnings of $1.5 million, or $0.02 per share, of which $1.2 million was reflected as a reduction to other operation expenses and approximately $260,000 as additional revenue.

Excluding the impact of the items discussed above and a $3.1 million increase in billed surcharges which have no impact to earnings, diluted earnings from the water segment for the nine months ended September 30, 2017 increased by $0.06 per share as compared to the same period in 2016. The following items impacted the comparability between the two periods:

  A decrease in operating expenses (excluding supply costs) of $3.2 million, or $0.05 per share, due mostly to lower legal expenses related to condemnation matters, as well as lower maintenance costs.
  An increase in interest and other income of $1.1 million, or $0.02 per share, due to amounts collected from developers on certain outstanding balances owed to GSWC and higher gains recorded on investments as compared to 2016.
  A higher effective income tax rate, negatively impacting earnings by $0.01 per share, resulting from differences between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements (primarily plant, rate case and compensation-related items).

Electric Segment:

For the nine months ended September 30, 2017, diluted earnings from the electric segment were $0.09 per share as compared to $0.06 per share for the same period in 2016. Operating expenses (other than supply costs) decreased by $1.6 million primarily due to additional costs incurred in 2016 in response to power outages caused by severe winter storms experienced in January 2016, lower regulatory costs, and lower costs associated with the solar power program approved by the CPUC. There was also a decrease in the effective income tax rate for the electric segment as compared to the same period in 2016 resulting from flow-through items as previously discussed.

Contracted Services Segment:

For the nine months ended September 30, 2017, diluted earnings per share from the contracted services segment increased by $0.06 to $0.26 per share as compared to the same period in 2016. There was an increase in management fees from the successful resolution of various price adjustments and asset transfers received during 2016 and 2017, including approximately $1.0 million, or $0.02 per share, of retroactive management fees recorded in 2017 which related to periods prior to 2017, as well as a higher direct construction margin resulting primarily from improved cost efficiencies. There was also an increase in management fees and construction revenues generated from the operations at Eglin, which began in June 2017. These increases to earnings were partially offset by higher operation costs due to Eglin’s transition activities and joint inventory study, as well as increases in labor and outside services costs related to business development and compliance.

New Privatization Contract Award

On September 29, 2017, AWR’s contracted services segment, American States Utility Services, Inc. (ASUS), was awarded a new 50-year contract by the U.S. government to operate, maintain, and provide construction management services for the water distribution, and wastewater collection and treatment facilities at Fort Riley, a United States Army installation located in Kansas. The initial value of the contract is approximately $601 million over the 50-year period and is subject to annual economic price adjustments. This initial value is also subject to adjustment based on the results of a joint inventory of assets to be performed. ASUS will assume operations at Fort Riley following the completion of a six-to-twelve-month transition period currently underway.

Dividends

On October 30, 2017, AWR's Board of Directors approved the fourth quarter dividend of $0.255 per share on AWR's Common Shares. Dividends on the Common Shares will be payable on December 1, 2017 to shareholders of record at the close of business on November 15, 2017. American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year for 63 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result.

Non-GAAP Financial Measures

This press release includes a discussion on the water gross margin for various periods, which is computed by subtracting total water supply costs from total water revenues. The discussion also includes AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s net income divided by the Company’s weighted average number of diluted shares. These items are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with accounting principles generally accepted in the United States (GAAP). These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules.

The non-GAAP financial measures supplement our GAAP disclosures and should not be considered as alternatives to the GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. The Company uses the water gross margin and earnings per share by business segment as important measures in evaluating its operating results and believes these measures are useful internal benchmarks in evaluating the performance of its operating segments. The Company reviews these measures regularly and compares them to historical periods and to the operating budget.

Forward-Looking Statements

Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company’s most recent Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

Conference Call

The Company will host a conference call on November 7, 2017 at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time) to discuss the company and its financial results. Interested parties can listen to the live conference call and view accompanying slides on the Internet at www.aswater.com by clicking the “Investors” button at the top of the page. The call will be archived on the website and available for replay beginning Tuesday, November 7, 2017 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) through Tuesday, November 14, 2017.

About American States Water Company

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 259,000 customers located throughout 10 counties in Northern, Coastal and Southern California. The Company also distributes electricity to approximately 24,000 customers in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country under 50-year privatization contracts with the U.S. government.

American States Water Company
Consolidated

Comparative Condensed Balance Sheets

	September 30,		December 31,
(in thousands)	2017		2016
	(Unaudited)
Assets
Utility Plant-Net	$1,181,616		$1,150,926
Goodwill	1,116		1,116
Other Property and Investments	23,346		20,836
Current Assets	146,663		166,875
Regulatory and Other Assets	133,745		130,740
Total Assets	$1,486,486		$1,470,493
Capitalization and Liabilities
Capitalization	$846,761		$815,278
Current Liabilities	151,869		177,944
Other Credits	487,856		477,271
Total Capitalization and Liabilities	$1,486,486		$1,470,493

Condensed Statements of Income	Three months ended		Nine months ended
(in thousands, except per share amounts)	September 30,		September 30,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Operating Revenues
Water	$91,919	$90,617	$239,057	$237,987
Electric	7,994	8,146	26,108	26,420
Contracted services	24,505	25,043	71,258	64,880
Total operating revenues	$124,418	$123,806	$336,423	$329,287

Operating Expenses
Water purchased	$20,576	$19,631	$50,619	$49,265
Power purchased for pumping	2,913	2,988	6,667	6,752
Groundwater production assessment	5,870	4,482	14,176	11,150
Power purchased for resale	2,439	2,394	7,847	7,481
Supply cost balancing accounts	(4,621)	(4,213)	(11,663)	(10,145)
Other operation	7,657	7,448	21,989	21,331
Administrative and general	21,790	19,768	62,534	61,829
Depreciation and amortization	9,854	9,486	29,184	28,878
Maintenance	3,222	4,203	10,292	11,908
Property and other taxes	4,475	4,317	13,386	12,863
ASUS construction	11,693	13,685	34,589	35,351
Gain on sale of assets	(17)	-	(8,318)	-
Total operating expenses	$85,851	$84,189	$231,302	$236,663

Operating income	$38,567	$39,617	$105,121	$92,624

Other Income and Expenses
Interest expense	(5,775)	(5,730)	(17,606)	(16,956)
Interest income	321	206	1,200	568
Other, net	401	254	1,454	872
Total other income and expenses, net	(5,053)	(5,270)	(14,952)	(15,516)

Income Before Income Tax Expense	$33,514	$34,347	$90,169	$77,108
Income tax expense	12,508	12,708	33,670	28,577
Net Income	$21,006	$21,639	$56,499	$48,531

Weighted average shares outstanding	36,659	36,561	36,625	36,546
Basic earnings per Common Share	$0.57	$0.59	$1.53	$1.32

Weighted average diluted shares	36,856	36,762	36,813	36,743
Fully diluted earnings per Common Share	$0.57	$0.59	$1.53	$1.32

Dividends declared per Common Share	$0.255	$0.224	$0.739	$0.672

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
(909) 394-3600, ext. 707